Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

InspireMD, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Shares of common Stock, par value $0.0001 per share	457(c); 457(h)	2,200,000	(3)	$2.705	$5,951,000	0.0001531	$911.10
Total Offering Amount			2,200,000			$5,951,000		$911.10
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$911.10

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock that become issuable under the InspireMD, Inc. 2024 Inducement Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	The proposed maximum offering price per share is calculated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee on the basis of $2.705 per share, the average of the high and low price of the Registrant’s ordinary shares as reported on the Nasdaq Capital Market on September 27, 2024.

(3)	Represents shares of common stock reserved for issuance under the Plan.